NEWS RELEASE
For release Thursday, April 17, 2003 - 8:00 A.M. (Central)


                                                           FOR MORE INFORMATION:
                                                   Michael W. Dosland, SVP & CFO
                                                      First Federal Capital Corp
                                                                  (608) 796-4486


FIRST FEDERAL CAPITAL CORP (NASDAQ: FTFC)

                         FIRST FEDERAL REPORTS INCREASED
                             FIRST QUARTER EARNINGS


     -   Record first quarter net income of $8.0 million, up 5%

     -   Earnings per share of $0.40, up 5%

     -   Second-best quarter for mortgage banking revenue

LA CROSSE, WI - - First Federal Capital Corp (NASDAQ: FTFC), parent company of First Federal Capital Bank, reported net income for the three months ended March 31, 2003, of $8.0 million, compared to $7.7 million a year ago, an increase of 5%. Diluted earnings per share increased to $0.40 from $0.38 in the first quarter of 2002, a 5% increase.

In a solid first quarter, the Company saw mortgage banking revenues, which principally consist of gains on sales of loans and mortgage servicing fees, grow to $8.5 million, or 70% over the previous year's quarter. The increase was due primarily to a 200% increase in loans sold during the quarter in response to record low interest rates for single-family residential loans.

During the first quarter, the Bank originated nearly $730 million in home loans, compared to record production of nearly $900 million in the fourth quarter of 2002 and $260 million in the first quarter of last year. At the same time, however, loan prepayment expectations increased during the quarter, so the Bank was required to increase the loss allowance on its mortgage servicing rights
(MSRs) by $1.8 million, or $0.06 per share after taxes. During the first quarter of last year, the Bank benefited from a $1.9 million recapture of MSR allowance due to lower prepayment expectations, also $0.06 per share. As of March 31, 2003, First Federal has established $5.2 million in its allowance for loss on MSRs. This represents up to $0.17 per share that could be recaptured into earnings if interest rates stabilize or increase in future periods.

Jack Rusch, First Federal President and CEO said, "The first quarter of 2003 was our second biggest quarter ever for originations and sales of home loans. We cannot forecast the direction mortgage rates will take in the immediate future. However, the lag effects of the current interest rate environment could sustain mortgage banking revenues into the second quarter, even if there is no further decline in rates or recapture of loss allowance on MSRs."


                                    - more -

"If interest rates fall further," Rusch added, "increased prepayment expectations might require the Bank to increase the loss allowance on MSRs."

Community banking revenue, which consists of deposit account fees, investment services income, and premiums and commissions on sales of insurance, also contributed to the improvement in non-interest income, increasing by $1.5 million or 21% in the first quarter of 2003 compared to the previous year's quarter. Overall, non-interest income was up $5.0 million, or 39% for the quarter.

Rusch said, "We continue to grow our community banking revenue at an exceptional pace. This important source of income, which tends to track growth in customer deposits, increased by 21% over the first quarter of last year. Coupled with mortgage banking revenue, this growth resulted in non-interest income equal to 50% of our total revenue, up from 40% in the first quarter last year. We continue to outpace our banking peers by a wide margin in this important revenue-generating category."

Net interest income for the first quarter is down slightly to $18.3 million compared to $18.6 million, a decrease of 1.9%. The decrease is due to a 46 basis point decline in net interest margin to 2.61% from 3.07% in the first quarter of the previous year.

Rusch commented, "This represents the third straight quarter our net interest margin has declined. Improvements in our funding costs have slowed in recent periods, but asset yields have continued to decline due to high levels of refinance activity and the continued buildup of liquidity on our balance sheet. We have responded to this situation by redeploying our liquidity through the purchase of high-quality collateralized mortgage obligations and aggressively lowering rates on CDs and other deposit offerings. Despite these adjustments, our deposit products continue to be attractively priced relative to our competitors."

Rusch continued, "We are confident our net interest margin will stabilize or even improve slightly during the remainder of the year. A substantial portion of our CDs and wholesale borrowings will mature during the next six months. We believe these funds will be replaced at a significantly lower cost to the Bank."

Non-interest expense increased to $23.1 million from $19.1 million, or 21% over the previous year. The increases are primarily attributable to an increase in the number of new banking facilities opened or acquired in the past year, an increase in employees, and an increase in expenses related to mortgage loan production. Since March 31, 2002, the number of banking locations operated by the Bank has increased by ten. The number of full-time equivalent employees of the Bank increased from 1,116 at March 31, 2002, to 1,240 at the most recent quarter end, an increase of 11%.

Rusch said, "The increase in our non-interest expense continues our commitment to build the infrastructure necessary to support our rollout of business banking products to the rest of our markets. We began offering business banking products in the Oshkosh market in the most recent quarter and are moving ahead with plans to extend these product offerings into other select markets in 2003."


                                    - more -

First Federal's first quarter annualized return on average equity (ROE) was 15.4% compared to 15.7% for the same period a year ago. Annualized return on average assets (ROA) for the quarter was 1.06%, compared to 1.18% twelve months prior.

On April 10, 2003, First Federal announced the acquisition of Liberty Bancshares, Inc., of St. Paul, Minnesota, for approximately $78 million in stock and cash. First Federal expects to complete the transaction in the third quarter of 2003, subject to regulatory approvals. As of March 31, 2003, Liberty had $405 million in assets, $259 million in loans, and $365 million in deposit liabilities. First Federal expects the transaction to be neutral to earnings per share in the first year and accretive thereafter.

OUTLOOK FOR 2003. The Corporation's long-term goal is to establish a trend for annual increases in earnings per share of at least 10%. The Corporation's five-year annual compounded EPS growth rate is closer to 15%. However, EPS growth over the last five years has been impacted by three exceptional years in mortgage banking (1998, 2001, and 2002). Also, 2002 benefited from a significant improvement in the Corporation's net interest margin, a trend that will not continue into 2003. Although mortgage banking remained strong in the first quarter and is also expected to be so in the second quarter, management believes it will be difficult in 2003 for the Corporation to match the EPS growth trend it has established over the past five years, as well as its long-term goal of 10%.

Rusch commented, "Despite this expectation, we continue to believe 2003 will be another great year for First Federal. We are looking forward to a seventh straight year of record earnings."

At March 31, 2002, the company's assets totaled $3.1 billion, up from $2.6 billion a year ago. Loans reached $2.1 billion compared to $1.8 billion one year ago, an increase of 12%. Deposits totaled $2.4 billion, an increase of $498 million or 26% over the previous year.

Asset quality remains strong with the ratio of non-performing assets to total assets at just 0.30% at March 31, 2003, the same as one year ago. The Bank's loan loss allowance to total non-performing loans stood at 183%. Stockholders' equity totaled $211 million, or $10.72 per share.

First Federal Capital Corp and its banking subsidiary, First Federal Capital Bank (formerly known as First Federal Savings Bank La Crosse-Madison), are headquartered in La Crosse, Wisconsin. The Bank was established in 1934 and serves businesses and consumers through 91 offices and 117 ATMs located in over 40 communities throughout Wisconsin, northern Illinois, and southern Minnesota. The Company provides more than 250,000 households with checking, savings, investment and loan products. Over the past 10 years, First Federal has tripled the size of its office network and is a leader in the supermarket banking industry with 49 in-store locations. In addition, First Federal provides commercial real estate lending services and holds a dominant market share position for residential mortgage lending in many of its markets. The Company offers business banking products in Rochester, Minnesota, as well as La Crosse, Wausau, and Oshkosh, Wisconsin, and is moving ahead with plans to extend these product offerings to other select markets in 2003.


                                    - more -

Certain matters in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability as established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include words and phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends to," or similar expressions. Similarly, statements that describe First Federal's future plans, objectives or goals are also forward-looking statements. First Federal wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this press release, and to advise readers that various factors could affect First Federal's financial performance and could cause actual results for future periods to differ materially from those anticipated or projected. Such factors include, but are not limited to:
(i) general market interest rates, (ii) general economic conditions, (iii) legislative/regulatory changes, (iv) monetary and fiscal policies of the U.S. Treasury and Federal Reserve, (v) changes in the quality or composition of First Federal's loan and investment portfolios, (vi) demand for loan products, (vii) deposit flow, (viii) competition, (ix) demand for financial services in First Federal's markets, and (x) changes in accounting principles, policies or guidelines.

Attached: Statements of Financial Condition, Statements of Operations, and Selected Financial Data


                                      # # #

FIRST FEDERAL CAPITAL CORP
STATEMENT OF FINANCIAL CONDITION


                                                                             March 31            December 31               March 31
                                                                                 2003                   2002                   2002
ASSETS
Cash and due from banks                                                $   88,137,004         $   84,482,722         $   52,211,204
Interest-bearing deposits with banks                                      110,619,132            179,755,367            118,711,123
Mortgage-backed and related securities:
   Available for sale, at fair value                                      580,455,994            366,075,106            329,845,012
   Held for investment, at cost                                             9,476,827             30,029,690            109,659,724
Loans held for sale                                                        48,708,133             50,237,199             29,768,279
Loans held for investment, net                                          2,052,934,722          2,100,641,557          1,793,040,558
Federal Home Loan Bank stock                                               56,325,100             55,634,400             53,457,200
Accrued interest receivable, net                                           16,807,760             17,522,581             17,445,846
Office properties and equipment                                            36,934,376             35,647,335             31,595,337
Mortgage servicing rights, net                                             27,789,420             30,171,341             31,539,660
Intangible assets                                                          43,636,280             43,818,386             24,816,720
Other assets                                                               21,294,521             31,608,545             18,577,944
------------------------------------------------------------------------------------------------------------------------------------
   Total assets                                                        $3,093,119,269         $3,025,624,228         $2,610,668,607
====================================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposit liabilities                                                    $2,439,880,689         $2,355,148,292         $1,942,017,876
Federal Home Loan Bank advances                                           376,250,000            400,600,000            441,315,000
Other borrowings                                                           13,521,180             17,012,682              2,168,964
Advance payments by borrowers for taxes and insurance                       4,435,531             11,906,038              4,347,665
Accrued interest payable                                                    2,818,283              3,119,227              3,338,197
Other liabilities                                                          44,953,235             32,385,986             23,625,279
------------------------------------------------------------------------------------------------------------------------------------
   Total liabilities                                                    2,881,858,918          2,820,172,225          2,416,812,982
------------------------------------------------------------------------------------------------------------------------------------
Common stock, $.10 par value                                                2,021,593              2,021,593              2,021,593
Additional paid-in capital                                                 46,577,431             46,577,431             46,577,431
Retained earnings                                                         170,956,527            165,628,148            147,007,647
Treasury stock, at cost                                                   (10,180,511)           (10,178,374)            (2,968,406)
Unearned restricted stock                                                     (18,333)               (32,083)               (73,333)
Accumulated non-owner adjustments to equity, net                            1,903,644              1,435,289              1,290,691
------------------------------------------------------------------------------------------------------------------------------------
   Total stockholders' equity                                             211,260,351            205,452,003            193,855,624
------------------------------------------------------------------------------------------------------------------------------------
   Total liabilities and stockholders' equity                          $3,093,119,269         $3,025,624,228         $2,610,668,607
====================================================================================================================================
Actual number of shares outstanding at end of period, net
   of treasury stock                                                       19,702,712             19,704,436             20,033,558
Average shares outstanding used to compute:
   Diluted earnings per share                                              19,958,412             20,163,837             20,319,615
   Basic earnings per share                                                19,698,621             19,892,179             20,112,893

FIRST FEDERAL CAPITAL CORP
RESULTS OF OPERATIONS
(Dollar amounts in thousands, except per share amounts)

                                                                              Three Months
                                                                            Mar            Mar
                                                                           2003           2002
Interest on loans                                                       $32,426        $33,057
Interest on mortgage-backed and related securities                        3,479          5,415
Interest and dividends on investments                                     1,253            961
----------------------------------------------------------------------------------------------
   Total interest income                                                 37,158         39,433
----------------------------------------------------------------------------------------------
Interest on deposit liabilities                                          13,657         15,014
Interest on FHLB advances and other borrowings                            5,220          5,789
----------------------------------------------------------------------------------------------
   Total interest expense                                                18,877         20,803
----------------------------------------------------------------------------------------------
   Net interest income                                                   18,281         18,630
Provision for loan losses                                                   379            647
----------------------------------------------------------------------------------------------
   Net interest income after provision for loan losses                   17,902         17,982
----------------------------------------------------------------------------------------------
Community banking revenue                                                 8,828          7,306
Mortgage banking revenue                                                  8,512          4,937
Loss on sale of investments                                                  --           (166)
Other income                                                                601            836
----------------------------------------------------------------------------------------------
   Total non-interest income                                             17,941         12,913
----------------------------------------------------------------------------------------------
Compensation and employee benefits                                       13,996         12,078
Occupancy and equipment                                                   3,125          2,403
Communications, postage, and office supplies                              1,848          1,394
ATM and debit card transaction costs                                      1,090            841
Advertising and marketing                                                   680            564
Amortization of intangible assets                                           182            130
Other expenses                                                            2,204          1,723
----------------------------------------------------------------------------------------------
   Total non-interest expense                                            23,125         19,133
----------------------------------------------------------------------------------------------
   Income before income taxes                                            12,718         11,762
Income tax expense                                                        4,704          4,095
----------------------------------------------------------------------------------------------
   Net income                                                           $ 8,014        $ 7,667
==============================================================================================

PER SHARE INFORMATION
==============================================================================================
Diluted earnings per share                                              $  0.40        $  0.38
Basic earnings per share                                                   0.41           0.38
Dividends paid per share                                                   0.13           0.12
==============================================================================================

FIRST FEDERAL CAPITAL CORP
INCOME STATEMENT DETAIL
(Dollar amounts in thousands)

                                                                             Three Months
                                                                            Mar          Mar
                                                                           2003         2002
COMMUNITY BANKING REVENUE
Overdraft fees                                                          $ 4,383      $ 3,405
ATM and debit card fees                                                   2,547        2,089
Account service charges                                                     621          491
Other fee income                                                            408          341
---------------------------------------------------------------------------------------------
   Total deposit account revenue                                          7,959        6,326
---------------------------------------------------------------------------------------------
Consumer loan insurance premiums and commissions                            170          210
Other consumer loan fees                                                    106           84
---------------------------------------------------------------------------------------------
   Total consumer loan revenue                                              276          294
---------------------------------------------------------------------------------------------
Investment services revenue                                                 593          686
---------------------------------------------------------------------------------------------

   Total community banking revenue                                      $ 8,828      $ 7,306
=============================================================================================



MORTGAGE BANKING REVENUE
Gross servicing fees                                                    $ 2,524      $ 2,351
Mortgage servicing rights amortization                                   (8,695)      (4,118)
Mortgage servicing rights loss (provision) recovery                      (1,800)       1,850
---------------------------------------------------------------------------------------------
   Total loan servicing fees, net                                        (7,971)          83
Gain on sale of mortgage loans                                           16,110        4,617
Other mortgage-related revenue                                              373          237
---------------------------------------------------------------------------------------------
   Total mortgage banking revenue                                       $ 8,512      $ 4,937
=============================================================================================

FIRST FEDERAL CAPITAL CORP
SELECTED FINANCIAL DATA


                                                                                           Three Months
                                                                                          Mar            Mar
                                                                                         2003           2002

Stock price at end of period                                                          $ 20.41        $ 18.85
High stock price during period                                                        $ 21.08        $ 18.85
Low stock price during period                                                         $ 19.13        $ 14.68
Book value per share at end of period                                                 $ 10.72        $  9.68
Tangible book value per share at end of period                                        $  8.51        $  8.44

Return on average assets                                                                 1.06%          1.18%
Return on average equity                                                                15.37%         15.68%
Equity capital as % of total assets at end of period                                     6.83%          7.43%
Tangible equity capital as % of tangible assets at end of period                         5.50%          6.54%

Interest rate spread during period                                                       2.17%          2.64%
Net interest income as a percent of
   average earning assets during period                                                  2.61%          3.07%
Average interest-earning assets to average
   interest-bearing liabilities during period                                          116.37%        112.51%

Yields on interest-earning assets during period:
Single-family mortgage loans                                                             5.22%          6.62%
Commercial real estate loans                                                             7.71%          7.77%
Business loans                                                                           5.09%          6.27%
Consumer loans                                                                           6.86%          7.98%
Education loans                                                                          3.92%          5.88%
   Total loans                                                                           6.10%          7.12%
Mortgage-backed and related securities                                                   3.27%          5.21%
Investment securities                                                                      --           3.21%
Interest-bearing deposits with banks                                                     1.17%          1.74%
Other earning assets                                                                     4.94%          4.98%
   Total interest-earning assets                                                         5.30%          6.50%

Cost of interest-bearing liabilities during period:
Regular savings accounts                                                                 0.25%          0.98%
Checking accounts                                                                        0.25%          0.54%
Money market accounts                                                                    0.87%          1.63%
Certificates of deposits                                                                 3.54%          4.43%
   Total interest-bearing deposits                                                       2.73%          3.55%
FHLB advances                                                                            5.28%          5.01%
Other borrowings                                                                         2.06%          1.81%
   Total interest-bearing liabilities                                                    3.14%          3.86%

Non-interest income to total revenue **                                                 49.53%         40.94%

Ratio of non-interest expense to average assets during period                            3.07%          2.94%
Efficiency ratio during period *                                                        63.34%         59.93%
Banking facilities at end of period                                                        91             81
Full-time equivalent employees at end of period                                         1,240          1,116


* Excludes amortization of intangible assets and gains (losses) on sales of investment securities and real estate investments, if any.

** Total revenue equals net interest income plus non-interest income.

FIRST FEDERAL CAPITAL CORP
SELECTED FINANCIAL DATA
(Dollar amounts in thousands)

                                                                                                    Three Months
                                                                                                  Mar           Mar
                                                                                                  2003          2002
Activity in the allowance for loan losses during period:
Balance at beginning of period                                                                  $11,658       $ 9,962
Provision for losses                                                                                379           647
-----------------------------------------------------------------------------------------------------------------------
Charge-offs:
   Single-family mortgage loans                                                                     (33)           (8)
   Consumer loans                                                                                  (476)         (424)
   Education loans                                                                                  (12)          (11)
-----------------------------------------------------------------------------------------------------------------------
     Total loans charged-off                                                                       (521)         (443)
   Recoveries                                                                                        14            15
-----------------------------------------------------------------------------------------------------------------------
     Charge-offs net of recoveries                                                                 (507)         (428)
-----------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                                        $11,530       $10,181
=======================================================================================================================

Net annualized charge-offs as a percentage of average loans outstanding                            0.10%         0.09%
Ratio of allowance to total loans held for investment at end of period                             0.56%         0.57%


                                                                                 Mar 31          Dec 31        Mar 31
Summary of non-performing assets at end of period:                                 2003            2002          2002
Non-accrual loans:
   Single-family mortgage loans                                                  $2,713          $2,307        $2,069
   Commercial real estate loans                                                     103              77           404
   Consumer loans                                                                 2,432           2,605         2,418
   Business loans                                                                 1,054             376             5
-----------------------------------------------------------------------------------------------------------------------
     Total non-accrual loans                                                      6,302           5,365         4,896
Real estate owned and in judgement                                                2,949           3,731         3,027
-----------------------------------------------------------------------------------------------------------------------
     Total non-performing assets                                                 $9,251          $9,096        $7,923
=======================================================================================================================

Ratio of non-accrual loans to loans held for investment at end of period           0.31%           0.26%         0.27%
Ratio of total non-performing assets to total assets at end of period              0.30%           0.30%         0.30%
Ratio of allowance for loan losses to total non-performing loans                    183%            217%          208%



                                                                                 Mar 31          Dec 31        Mar 31
Portfolio of loans held for investment at end of period:                           2003            2002          2002
First mortgage loans:
   Single-family real estate                                                 $  663,307      $  734,407    $  620,152
   Non-residential real estate                                                  274,036         250,224       251,236
   Multi-family real estate                                                     241,669         254,294       253,032
   Construction                                                                  99,299          97,263        73,292
Consumer loans:
   Second mortgage and home equity                                              356,081         345,810       255,850
   Automobile                                                                   124,668         126,455        73,562
   Other consumer                                                                28,023          28,616        27,410
Education loans                                                                 201,224         194,597       205,916
Business loans                                                                   68,964          71,904        38,820
-----------------------------------------------------------------------------------------------------------------------
    Subtotal                                                                  2,057,270       2,103,569     1,799,270
Unearned discount, premiums, and net deferred loan fees and costs                 7,195           8,731         3,952
Allowance for loan losses                                                       (11,530)        (11,658)      (10,181)
-----------------------------------------------------------------------------------------------------------------------
    Total loans held for investment                                          $2,052,935      $2,100,642    $1,793,041
=======================================================================================================================

FIRST FEDERAL CAPITAL CORP
SELECTED FINANCIAL DATA
(Dollar amounts in thousands)


                                                                                        Three Months
                                                                                      Mar              Mar
Loan origination activity:                                                           2003             2002
Real estate loan originations:
   Single-family mortgage loans                                                  $ 86,267         $ 87,106
   Commercial real estate loans                                                    32,119           18,687
   Decrease in loans in process                                                     5,385            2,332
----------------------------------------------------------------------------------------------------------
     Total real estate loans originated                                           123,771          108,125
----------------------------------------------------------------------------------------------------------
Consumer loan originations:
   Second mortgage and home equity loans                                           90,204           61,475
   Automobile loans                                                                18,748            9,903
   Other consumer loans                                                             5,052            4,001
----------------------------------------------------------------------------------------------------------
     Total consumer loans originated                                              114,004           75,379
----------------------------------------------------------------------------------------------------------
Education loan originations                                                        21,514           15,456
Business loan originations                                                         25,114              862
----------------------------------------------------------------------------------------------------------
     Total loans originated for investment                                       $284,403         $199,822
==========================================================================================================
Single-family mortgage loans originated for sale                                 $633,625         $165,579
==========================================================================================================


                                                                    Mar 31         Dec 31           Mar 31
Deposit liabilities at end of period:                                 2003           2002             2002
Checking accounts:
   Non-interest bearing                                         $  427,418     $  356,357       $  239,940
   Interest bearing                                                137,372        138,650           99,815
Money market accounts                                              243,334        245,234          222,319
Regular savings accounts                                           175,713        159,724          156,073
Time deposits                                                    1,456,044      1,455,183        1,223,871
----------------------------------------------------------------------------------------------------------
     Total deposit liabilities                                  $2,439,881     $2,355,148       $1,942,018
==========================================================================================================

                                                                                 Mar 2003         Weighted
                                                                                  Balance     Average Rate
Time deposits maturing within
   Three months                                                                $  234,542            3.50%
   Four to six months                                                             440,870            3.50%
   Seven to twelve months                                                         309,162            3.49%
   More than twelve months                                                        471,470            3.73%
----------------------------------------------------------------------------------------------------------
     Total time deposits                                                       $1,456,044            3.57%
==========================================================================================================

FHLB advances and all other borrowings maturing within
   Three months                                                                        --               --
   Four to six months                                                             145,750            5.50%
   Seven to twelve months                                                             500            6.54%
   More than twelve months                                                        243,521            5.08%
----------------------------------------------------------------------------------------------------------
     Total FHLB advances and all other borrowings                              $  389,771            5.24%
==========================================================================================================